Exhibit 10 (m)

CONSTELLATION ENERGY GROUP, INC.

BENEFITS RESTORATION PLAN

1.                                       Objective.  The objective of this Plan is to restore the benefits provided to employees of Constellation Energy Group and its subsidiaries whose Pension Plan benefits are affected by Internal Revenue Code Limitations.

2.                                       Definitions.  All words beginning with an initial capital letter and not otherwise defined herein shall have the meaning set forth in the Pension Plan.   All singular terms defined in this Plan will include the plural and vice versa.  As used herein, the following terms will have the meaning specified below:

“Chairman” means the Chairman of the Board of Directors of Constellation Energy Group.

“Committee” means the Committee on Management of the Board of Directors of Constellation Energy Group.

“Constellation Energy Group” means Constellation Energy Group, Inc., a Maryland corporation, or its successor.

“Internal Revenue Code Limitations” means the limitations under Sections 415 and/or 401(a)(17) of the Internal Revenue Code.

“Nonqualified Deferred Compensation Plan” means the Constellation Energy Group, Inc. Nonqualified Deferred Compensation Plan.

“Pension Plan” means the Pension Plan of Constellation Energy Group, Inc. as may be amended from time to time, or any successor plan.

“Plan” means the Constellation Energy Group, Inc. Benefits Restoration Plan.

“Plan Administrator” means, as set forth in Section 3, the Vice President — Human Resources of Constellation Energy Group.

3.                                       Plan Administration.  The Vice President — Human Resources of Constellation Energy Group is the Plan Administrator and

has sole authority (except as specified otherwise herein) to interpret the Plan and, in general, to make all other determinations advisable for the administration of the Plan to achieve its stated objective.  Appeals of written decisions by the Plan Administrator may be made to the Chairman.  Decisions by the Chairman shall be final and not subject to further appeal.  The Plan Administrator shall have the power to delegate all or any part of his/her duties to one or more designees, and to withdraw such authority, by written designation.

4.                                       Eligibility.  Each employee of Constellation Energy Group or its subsidiaries whose Pension Plan benefits are reduced because of Internal Revenue Code Limitations, is a participant; provided, however that any such employee entitled to benefits payout under a plan listed in Appendix A is not a participant in this Plan; and provided further that employees or classifications of employees, designated by the Chairman or if required by Constellation Energy Group’s corporate charter or by-laws, the Committee, and reflected in Appendix B are also not participants in this Plan.

5.                                       Restoration Benefits.

(a)                                  Computation of benefits.  A participant’s (or if applicable, Surviving Spouse’s or Alternate Beneficiary’s) benefits under this Plan will be calculated as set forth below:

(i)                                     Without regard to Internal Revenue Code Limitations, but subject to any compensation limitations, established by the Chairman or if required by Constellation Energy Group’s corporate charter or by-laws, the Committee, shown in Appendix C, compute the participant’s Gross Pension under the Pension Plan based on the participant’s Severance from Service Date and assuming that benefit payments commence on the first of the month following the Severance From Service Date; provided, however, that if the participant is not eligible to have payments start under the Pension Plan as of such date, benefit payments will be assumed to commence on the participant’s Normal Retirement Date in the form of a single life annuity; and

Subtract from the above amount the participant’s Gross Pension amount under the Pension Plan using the same Benefit Commencement Date.

(ii)                                  Or, if a participant dies before his/her Benefits Commencement Date, compute without regard to Internal Revenue Code Limitations but subject to any compensation limitations established by the Chairman or if required by Constellation Energy Group’s corporate charter or by-laws, the Committee, shown in Appendix C, the participant’s Surviving Spouse’s or Alternate Beneficiary’s benefit under the Pension Plan based on payments commencing on the first of the month following the participant’s date of death; and

Subtract from the above amount the amount payable to the Surviving Spouse or Alternate Beneficiary under the Pension Plan based on payments commencing on the first of the month following the participant’s date of death.

(b)                                 Form of payout of benefits — generally.  For a participant, the payout under this Plan will be a monthly payment, unless the participant makes a valid election to receive his/her payout in the form of a lump sum; however, if the present value of the participant’s Plan payout is under $50,000, it will be paid automatically in the form of a lump sum.  Such automatic lump sum is not eligible for rollover to the Nonqualified Deferred Compensation Plan.  For this purpose, the present value of the Plan payout will be the amount that would be payable to a participant under paragraph (d) if he or she elected to receive a lump sum.

A participant may elect to receive his/her payout in the form of a lump sum by submitting to the Plan Administrator a signed Lump Sum Election Form.  On such Form, the participant may elect to rollover such payout directly to the Nonqualified Deferred Compensation Plan, provided such participant is otherwise eligible to participate in the Nonqualified Deferred Compensation Plan.  The Form must be received by the

Plan Administrator before the beginning of the calendar year during which the participant’s Severance From Service Date occurs.  The election to receive a payout in the form of a lump sum, or to rollover such payment to the Nonqualified Deferred Compensation Plan, may be revoked at any time before the beginning of the calendar year during which the participant’s Severance From Service Date occurs, by submitting to the Plan Administrator a signed Lump Sum Revocation Form.

(c)                                  Amount and timing, of participant monthly benefits payout.  A participant entitled to monthly benefits payouts will receive monthly payments based on the amount determined under paragraph (a); provided, however, that if such amount is determined as of the participant’s Normal Retirement Date, it will be multiplied by the applicable factor determined in Appendix E (Early Receipt Reduction Factors) of the Pension Plan.  Such payments shall be paid in the form of a single life annuity, unless the participant elects as set forth in paragraph (b) to receive such payments in the form of a joint and survivor annuity, and the annuity payment shall be reduced by the applicable factor determined in Appendix F (Contingent Annuitant Reduction Factors) of the Pension Plan.  Payments under this paragraph (c) shall commence effective with the first day of the month following the participant’s Severance From Service Date.  If such participant receives (or would have received but for the Internal Revenue Code limitations) cost of living adjustment(s) under the Pension Plan, the monthly payments hereunder will be automatically increased based on the percentage of, and at the same time as, such adjustment(s).

Monthly payments to the participant hereunder shall permanently cease upon the death of the participant, effective with the monthly payment for the month following the month of the participant’s death.

(d)                                 Amount and timing of participant lump sum benefits payout.  A participant entitled to a lump sum benefit payout will receive a lump sum payment based on the same assumptions and procedures that are used for determining lump sums in the Pension Plan. Such lump sum payment shall be made within 60 days after the participant’s Severance From Service Date, and shall either be paid to the participant, or rolled over to the Nonqualified Deferred Compensation Plan pursuant to the participant’s election under (b).

(e)                                  Amount and timing of Surviving Spouse or Alternate Beneficiary payout.

Before Benefit Commencement Date:  A Surviving Spouse or Alternate Beneficiary who is entitled to a Preretirement Survivor Annuity or a Preretirement Survivor Benefit under the Pension Plan shall receive a benefit payment under this Plan in the form of a lump sum, and equal to an amount determined under paragraph (a) and payable within 60 days after the participant’s death.

After Benefit Commencement Date:  A participant who is entitled to begin receipt of monthly benefits payments under paragraph (c) of this Plan, may elect to provide a survivor benefit to his/her Surviving Spouse or Alternate Beneficiary (whichever is applicable) in the form of a joint and survivor annuity, the calculation of which is set forth in the Pension Plan.  Payments to either a Surviving Spouse or an Alternate Beneficiary under this Plan shall begin the first day of the month following the participant’s death. If the named Surviving Spouse or Alternate Beneficiary predeceases the participant, no survivor benefits are payable upon the participant’s death.

If a participant elects survivor coverage for the monthly benefit payments under this Plan, the participant must provide all appropriate survivor benefit information in the timing and manner established by the Plan Administrator, before commencing benefit payments under paragraph (c) of this Plan.

(f)                                    Death of participant entitled to lump sum payout.  In the event of the death of a participant after his/her Severance From Service Date and before the participant receives or rolls over the lump sum payment under paragraph (d), such lump sum payment shall be made to the participant’s Alternate Beneficiary; and if there is no Alternate Beneficiary to the Surviving Spouse; and if there is no Surviving Spouse to the participant’s beneficiary under the employer’s employee life insurance plan; and if there is no beneficiary under the employer’s employee life insurance plan, to the participant’s estate.  In the event of the death of a Surviving Spouse or Alternate Beneficiary after the participant’s death and before the Surviving Spouse or Alternate Beneficiary receives the lump sum payment under paragraph (e), such lump sum payment shall be made to the estate of the Surviving Spouse or Alternate Beneficiary (whichever is applicable.)   The lump sum payment shall be the same amount and made at the same time as set forth in paragraphs (d) and (e).

(g)                                 Source of Payments.  All payments under this Plan shall be made from the general corporate assets of Constellation Energy Group.

6.                                       Miscellaneous.  None of the benefits provided under this Plan shall be subject to alienation or assignment by any participant or beneficiary nor shall any of them be subject to attachment or garnishment or other legal process except (i) to the extent specially mandated and directed by applicable State or Federal law; or (ii) as requested by the participant or beneficiary to satisfy income tax withholding or liability.

This Plan may be amended from time to time, or suspended or terminated at any time, provided, however, that no amendment or termination shall impair the rights of any participant or beneficiary entitled to receive current or future payment hereunder at the time of such action.  All amendments to this Plan which would increase or decrease the compensation of any Officer of Constellation Energy Group, either directly or indirectly, must be approved by the Constellation Energy Group Board of Directors.  All other permissible amendments may be made at the written direction of the Plan Administrator.

Participation in this Plan shall not constitute a contract of employment between Constellation Energy Group or a subsidiary of Constellation Energy Group and any person and shall not be deemed to be consideration for, or a condition of, continued employment of any person.

The Plan is intended to be unfunded for purposes of Title I of the Employee Retirement Income Security Act of 1974.  To the extent that any person acquires a right to receive payments from Constellation Energy Group under this Plan, such rights shall be no greater than the right of any unsecured general creditor of Constellation Energy Group.

In the event Constellation Energy Group becomes a party to a merger, consolidation, sale of substantially all of its assets or any other corporate reorganization in which Constellation Energy Group will not be the surviving corporation or in which the holders of the common stock of Constellation Energy Group will receive securities of another corporation (in any such case, the “New Company”), then the New Company shall assume the rights and obligations of Constellation Energy Group under this Plan.

This Plan shall be governed in all respects by Maryland law.

APPENDIX A

Participants entitled to a benefit payout under the following Constellation Energy Group plans are not participants in this Plan:

1.               Senior Executive Supplemental Plan

2.               Supplemental Pension Plan

3.               Senior Management Pension Plan

4.               Senior Management Supplemental Pension Plan

APPENDIX  B

Pursuant to Section 4 of the Plan, the following employees or classification of employees are ineligible to participate in this Plan:

None

APPENDIX  C

Pursuant to Section 5(a)(i) of the Plan, compensation used to calculate benefits under this Plan is limited as follows:

For participants employed by Constellation Power Source, Inc. as marketers, traders or strategists, the bonus and incentive portion of a participant’s Final Average Pay or Average Annual Pay will be limited to a maximum of $200,000 per calendar year.

Amendments to the Constellation Energy Group, Inc.

Benefits Restoration Plan (Plan)

Notwithstanding anything in Section 5(b) of the Plan to the contrary, any participant who terminates employment in connection with the management restructuring announced late in 2001, and who wants to receive a lump sum payout of his/her Plan benefit in 2002, must irrevocably elect by December 31, 2001 to rollover the present value of his/her accrued benefit under the Plan to the Nonqualified Deferred Compensation Plan effective December 31, 2001.  Any additional benefit accruals under the Plan during 2002 and prior to employment termination will automatically be paid in a lump sum from the Plan within 60 days after employment termination.